EXHIBIT 5.1

August 20, 2009

Board of Directors

American Software, Inc.

470 East Paces Ferry Road, N.E.

Atlanta, Georgia 30305

Gentlemen:

We are familiar with the proceedings taken and proposed to be taken by American Software, Inc., a Georgia corporation (the “Company”), in connection with its Amended and Restated 1991 Employee Stock Option Plan, its Amended and Restated Directors and Officers Stock Option Plan and its Amended and Restated 2001 Stock Option Plan (collectively, the “Plans”), the granting of options to purchase Class A Common Shares, $.10 par value, of the Company (the “Shares”) pursuant to the Plans and issuance of the Shares upon exercise of such options. We understand that as of the date of this opinion the aggregate number of Class A Common Shares that may be issued after the date hereof pursuant to options granted under the Plans is 4,836,760.

We have assisted in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the purpose of registering the Shares under the Securities Act of 1933, as amended. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary to express the opinions hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

(1) The Company is a duly organized and legally existing corporation under the laws of the State of Georgia.

(2) When options for the purchase of the Shares have been granted to eligible employees under the Plans, without exceeding the limits of the individual Plans, such options will be legally constituted and obligations of the Company in accordance with their terms.

(3) When the Shares have been delivered by the Company upon the exercise of options under the Plans against payment of the purchase price therefor, without exceeding the limits of the individual Plans, the Shares will be validly issued and outstanding, fully paid and nonassessable.

This opinion assumes compliance with applicable federal and state securities laws and with proper corporate procedures regarding the issuance of the Shares.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm included therein.

Very truly yours,

/s/ Baker, Donelson, Bearman,
Caldwell & Berkowitz, P.C.

BAKER, DONELSON, BEARMAN,
CALDWELL & BERKOWITZ, PC